EXHIBIT 10.2

Execution Version

July 15, 2020

California Resources Corporation
Senior Secured Superpriority Debtor-in-Possession Revolving Credit Facility
Commitment Letter

California Resources Corporation
27200 Tourney Road
Santa Clarita, CA 91355

Attention: Todd A. Stevens, President
and Chief Executive Officer

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A. (“JPMorgan”, the “Commitment Party”, “we” or “us”) understands that California Resources Corporation, a Delaware corporation (“you” or the “Borrower”), and certain of your subsidiaries (together with the Borrower, the “Debtors”) are considering filing voluntary petitions to commence cases (the “Chapter 11 Cases”) under Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to effect a reorganization of the Debtors (the “Transactions”).

In connection with the Transactions, you have requested that JPMorgan agree to arrange and syndicate a senior secured superpriority debtor-in-possession revolving credit facility in an aggregate principal amount of up to $483,010,655.62 (the “Facility”) and that JPMorgan commit to provide a portion of the Facility and serve as administrative agent for the Facility.

Furthermore, JPMorgan is pleased to advise you of (a) its commitment to provide its pro rata portion of the Facility (the “Commitment”) based on its revolving exposure under the Borrower’s existing Credit Agreement, dated as of September 24, 2014 (as amended, supplemented or otherwise modified prior to the date hereof and as may be further amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) and (b) its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions (the “Lenders”) from the group of lenders party to the Existing Credit Agreement to provide the balance of the necessary commitments for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). It is a condition to JPMorgan’s commitment hereunder that the portion of the Facility not being provided by JPMorgan shall be provided by the other Lenders, and it is JPMorgan’s expectation that all lenders under the Existing Credit Agreement will participate in the Facility.

1.	Titles and Roles

It is agreed that JPMorgan will act as the sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”), and that JPMorgan will act as the sole and exclusive lead arranger and bookrunner (in such capacities, the “Lead Arranger”) for the Facility; provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facility unless you and we shall so agree.

2.	Syndication

We intend to syndicate the Facility (including, in our discretion, all or part of JPMorgan's commitment hereunder) to the prospective Lenders identified by us in consultation with you and that are reasonably acceptable to you (with the lenders under the Existing Credit Agreement being deemed acceptable). JPMorgan intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist JPMorgan in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) the hosting, with JPMorgan, of one or more meetings of prospective Lenders and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”). You hereby authorize the Lead Arranger to download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Lead Arranger to be its electronic transmission system (an “Electronic Platform”) established by the Lead Arranger to syndicate the Facility, and to use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facility or, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Facility in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facility.
You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of its securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (x) no MNPI is contained therein or (y) neither the Borrower nor any of its controlling or controlled entities has any debt or equity

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securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower or any of its controlling or controlled entities becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time. You also acknowledge that publishing debt analysts employed by JPMorgan and its affiliates who are Public-Siders may participate in any meetings or telephone conference calls held pursuant to clause (c) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facility has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Facility to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets summarizing the Facility’s terms and notification of changes in the Facility’s terms and (c) other materials intended for prospective Lenders (including the Restructuring Support Agreement (as defined in the Term Sheet) and term sheets in respect of the Junior DIP Facility (as defined in the Term Sheet)) after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes JPMorgan to distribute draft and execution versions of definitive documentation relating to the Facility to Private-Siders and Public-Siders.

As the Lead Arranger, JPMorgan will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Facility (including in connection with determining the terms of the Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

3.	Information

To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facility.

You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Lead Arranger by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Lead Arranger by you or any of your representatives

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have been or will be prepared in good faith based upon reasonable assumptions. If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

4.	Fees

As consideration for JPMorgan’s commitment hereunder and its agreement to perform the services described herein, you agree to pay to JPMorgan the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letters dated the date hereof and delivered herewith (the “Fee Letters” and each a “Fee Letter”).

You agree that, once paid, the fees or any part thereof payable hereunder or under any Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and JPMorgan. All fees payable hereunder and under any Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

5.	Conditions

JPMorgan’s commitment hereunder and its agreement to perform the services described herein are subject to (a) the absence of a material adverse change, or any event or occurrence (other than (A) the commencement of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of a chapter 11 case, (B) any actions taken by the Debtors and disclosed to the Administrative Agent and the Majority Lenders (as defined in the Term Sheet) in respect of or relating to Elk Hills Power, LLC, the assets, business or capital structure thereof or any investment in Elk Hills Power, LLC by ECR Corporate Holdings L.P. prior to the Closing Date (as defined in the Term Sheet) and, (C) with respect to clause (i) below, any circumstances or conditions disclosed to the Administrative Agent and the Lenders prior to the Closing Date resulting from or arising out of the COVID-19 pandemic, the absolute levels of commodity prices or commodity price volatility, in each case occurring prior to the Closing Date) which would reasonably be expected to result in a material adverse change in (i) the business, assets, operations, properties or financial condition of the Debtors, taken as a whole, since February 26, 2020, (ii) the ability of the Debtors to perform their respective material obligations under the Facility or (iii) the ability of the Administrative Agent and the Lenders to enforce the Facility, (b) our completion of and satisfaction in all respects with a due diligence investigation of the Borrower, (c) our not becoming aware after the date hereof of any information or other matter affecting the Borrower or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facility, (e) our satisfaction that prior to and during the syndication of the Facility there shall be no

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competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Debtors other than the Junior DIP Facility, (f) the negotiation, execution and delivery on or before July 20, 2020 of definitive documentation relating to the Facility reasonably satisfactory to JPMorgan and its counsel and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of JPMorgan’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of JPMorgan and the Borrower.

6.	Limitation of Liability, Indemnity, Settlement

(a)	Limitation of Liability.

You agree that (i) in no event shall any of JPMorgan, its affiliates or its officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letters or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)	Indemnity.

You agree (A) to (i) indemnify and hold harmless each of JPMorgan, its affiliates and its officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of JPMorgan in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to primarily result from the willful misconduct or gross negligence of such Indemnified Person in performing its activities or

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in furnishing its commitments or services under this Commitment Letter and (B) to reimburse JPMorgan and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses (including those of a financial advisor engaged on behalf of JPMorgan), travel expenses, and reasonable fees, charges and disbursements of counsel (including counsel in each appropriate local jurisdiction)) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive documentation relating to the Facility) or the administration, amendment, modification or waiver thereof.

(c)	Settlement.

You shall not, without the prior written consent of JPMorgan and its affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by JPMorgan unless (x) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to JPMorgan from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of JPMorgan or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan and the other Indemnified Persons.

7.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Party hereunder. The Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Commitment Party of services for other companies, and the Commitment Party will not furnish any such information to other companies. You also acknowledge that the Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that the Commitment Party will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and,

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if applicable, each of its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Party and, if applicable, its affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Party or any of its affiliates has advised or are currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Party shall have no responsibility or liability to you with respect thereto, and (iii) the Commitment Party is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Commitment Party or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that the Commitment Party has rendered any advisory services or assert any claim against the Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of the Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

You further acknowledge that the Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Party or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof). Notwithstanding anything to the contrary in the foregoing, following the commencement of the Chapter 11 Cases, you shall, to the extent required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter, the Fee Letters or the Facility, file the Fee Letters with the Bankruptcy Court

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under seal in form and substance reasonably satisfactory to JPMorgan or in a redacted manner in form and substance reasonably satisfactory to JPMorgan and provide unredacted copies of each Fee Letter to the Bankruptcy Court, the Office of the United States Trustee and advisors to any official committee appointed in the Chapter 11 Cases, provided that the disclosure to such advisors is on a confidential, “professionals only” basis.

9.    Miscellaneous

This Commitment Letter shall not be assignable by you (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and JPMorgan. This Commitment Letter (including the Term Sheet) and the Fee Letters are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York and, to the extent applicable, the Bankruptcy Code. The Borrower consents to the exclusive jurisdiction and venue of the Bankruptcy Court or any other federal court having jurisdiction over the Chapter 11 Cases, and, to the extent that the Bankruptcy Court or federal court do not have jurisdiction, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.

The Commitment Party hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Borrower and its subsidiary guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and its subsidiary guarantors that will allow JPMorgan to identify the Borrower and its subsidiary guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the

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Patriot Act and Beneficial Ownership Regulation and is effective for each of JPMorgan and its affiliates.
The provisions of this Commitment Letter and/or in the Fee Letters relating to compensation, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality, electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether definitive documentation relating to the Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or JPMorgan’s commitment hereunder.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Term Sheet and the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 5:00 p.m., New York City time, on July 15, 2020. This offer will automatically expire at such time if we have not received in readable form, a complete copy of each of this Commitment Letter and the Fee Letters countersigned by you and with the date of your countersignature completed by you in accordance with the immediately preceding sentence. In the event that the Closing Date (x) does not occur on or before 5:00 p.m., New York City time, on July 20, 2020 or (y) does occur on or before such time but the Final Order (as defined in the Term Sheet) has not been entered by the Bankruptcy Court on or before 5:00 p.m., New York City time, on the date that is forty (40) days after the commencement of the Chapter 11 Cases, then this Commitment Letter and the commitments hereunder shall automatically terminate unless JPMorgan shall, in its discretion, agree to an extension.

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JPMorgan is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By: /s/ Sandeep Parihar
Name: Sandeep Parihar
Title: Executive Director

Signature Page to CRC Senior DIP Commitment Letter

Accepted and agreed to as of
July15, 2020, by:

CALIFORNIA RESOURCES CORPORATION

By: /s/ Marshall D. Smith
Name: Marshall D. Smith
Title: Senior Executive Vice President and
Chief Financial Officer

Signature Page to CRC Senior DIP Commitment Letter

Exhibit A
[Attached.]

Exhibit A
California Resources Corporation
Senior Secured Debtor-in-Possession Revolving Credit Facility
Summary of Terms and Conditions

This term sheet (this “Term Sheet”) is provided in confidence in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet is entitled to the protections of Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. Further, nothing in this Term Sheet shall be an admission of fact or liability or deemed binding on JPMorgan Chase Bank, N.A. or its affiliates or the Borrower (as defined below) or its affiliates in any capacity. This Term Sheet is not binding and is subject to material change and is neither an express nor implied commitment to provide the financings described herein. No commitment or obligation shall arise or exist under or in connection with this Term Sheet or any negotiations, discussions, drafts or other communications pursuant to, or in connection with, this Term Sheet unless, until, and subject to, the execution and delivery by the relevant parties of written, definitive documentation. Nothing contained herein shall imply that the Borrower has made a determination and/or intends to commence insolvency proceedings. Set forth below is a summary of the principal terms and conditions for the Facility (the “Term Sheet”). Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

I.Parties
Borrower:
California Resources Corporation (“CRC” or the “Borrower”), a Delaware corporation, to the extent that it is a debtor and debtor-in-possession in a bankruptcy case (together with the chapter 11 cases of the other Debtors (as defined below), collectively, the “Chapter 11 Cases”) administered under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The date on which the Chapter 11 Cases are commenced is referred to herein as the “Petition Date.”

Guarantors:
Each direct and indirect wholly owned subsidiary of the Borrower, including (a) each subsidiary that guarantees the Existing Credit Agreement and (b) each subsidiary that is a debtor and debtor-in-possession pursuant to a Chapter 11 Case (each, a “Guarantor” and, collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties” or the “Debtors”), subject to certain exceptions to be agreed.
The “Existing Credit Agreement” means the Credit Agreement, dated as of September 24, 2014, among CRC, as borrower, the lenders from time to time party thereto, and JPMorgan (as defined below), as administrative agent for the lenders thereunder, as amended, supplemented or otherwise modified as of the Petition Date.

Sole Lead Arranger and Sole Bookrunner:
JPMorgan Chase Bank, N.A. (in its individual capacity, “JPMorgan”) will act as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”) for the Facility and will perform the duties customarily associated with such role.

Administrative Agent:
JPMorgan will act as sole and exclusive administrative and collateral agent for the Lenders (in such capacity, “Administrative Agent”) for the Facility. As such, Administrative Agent will perform all duties associated with the role of exclusive administrative agent and collateral agent for the Facility.

LC Issuers:	JPMorgan, Bank of America, N.A. and Citibank, N.A. (the “LC Issuers”).
Lenders:
JPMorgan and each other lender reasonably acceptable to the Borrower that elects to provide Commitments and become a lender in respect of the Facility, subject to the terms of the Commitment Letter, together with their permitted successors and assigns as contemplated under this Term Sheet (in such capacity as the proposed lenders hereunder, the “Lenders” and, together with the Administrative Agent and the LC Issuers, the “Secured Parties”).

II. Facility
DIP Facility:
A senior secured priming superpriority debtor-in-possession revolving credit facility (the “Facility”, and the loans thereunder, the “Loans”) consisting of (a) a new money priming superpriority revolving credit facility in an aggregate principal amount equal to the sum of (i) $250.0 million and (ii) the face amount of the existing letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date (the “Existing Letters of Credit”) less amounts previously drawn under the Existing Letters of Credit (the “New Money Commitments” or the “New Money Subfacility”, and such loans, the “New Money Loans”), a portion of which shall be used, initially, to deem the Existing Letters of Credit as being issued under the New Money Subfacility and, upon the expiration or termination after the Closing Date of any such Existing Letters of Credit to the extent undrawn, may be used to issue additional letters of credit, as set out more fully below under “Letters of Credit”, and the remainder of which the Borrower shall be permitted to draw subject to the terms and conditions set forth in the Loan Documents and Orders (each as defined below) and (ii) a “rollup” credit facility in an aggregate principal amount equal to $82,871,057.00 (the “Rollup Loan Commitments” or the “Rollup Loan Subfacility”, and such loans, the “Rollup Loans”; the aggregate amount of the New Money Commitments and the Rollup Loan Commitments, being the “Aggregate Maximum DIP Credit Amount”) into which each Closing Date Lender’s share of the loans under the Existing Credit Agreement shall be rolled-up on the Closing Date and be deemed term Loans under the Facility (the “RBL Rollup”).
Each Lender’s “Commitment” under the Facility means, with respect to such Lender, its commitment to make Loans and acquire participations under the Facility, expressed as an amount which shall be at any time such Lender’s applicable percentage of the aggregate commitments.

For purposes of this Term Sheet:
“Budget” means, the 13-week statement of receipts and disbursements (for the 13 weeks covered by such statement) of the Borrower and the other Credit Parties on a consolidated basis, broken down by week, including (i) individual line items for “Total Receipts,” “Total Operating Disbursements,” “Professional Fees,” “Operating AP Payments,” “Payroll/Payroll Taxes” and “Elk Hills Power

Capacity/Reimbursement” and (ii) anticipated uses of the Facility for such period (a “13-week Projection”), and thereafter, at the end of each 4-week period while the Facility is outstanding an updated 13-week Projection for the subsequent 13-week period (which in each case the form of which must be satisfactory to the Administrative Agent). Such updated 13-week Projection shall, upon approval of the Administrative Agent and the Majority Lenders, become the Budget for all purposes under the Facility (provided that the Majority Lenders will be deemed to have approved such updated 13-week Projection unless Lenders constituting the Majority Lenders reasonably object in writing within 5 business days of receiving such updated 13-week Projection). For the avoidance of doubt, until such time as such updated 13-week Projection is approved by the Administrative Agent and the Majority Lenders, the then-effective 13-week Projection shall continue to be the Budget for all purposes under the Facility. The 13-week Projection shall be delivered together with a certificate of a senior financial officer of the Borrower stating that such 13-week Projection has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower.
“Majority Lenders” means Lenders holding more than 50.0% of the aggregate amount of the Loans then outstanding and participations in Letters of Credit.
“Minimum Liquidity” means at any time the aggregate amount of cash and cash equivalents of the Borrower and its subsidiaries plus availability under the Facility at such time.

Syndication Management:
The Lead Arranger will manage all aspects of the syndication in consultation with Borrower; provided that fees, titles and allocations will be in mutual agreement with Borrower, and the lenders will be identified by the Lead Arranger in consultation with the Borrower and be reasonably acceptable to the Borrower (with the lenders under the Existing Credit Agreement being deemed acceptable).

Availability:
During the period commencing on the date of the Bankruptcy Court’s entry of the Interim Order (as defined below) but prior to the entry of the Final Order (the “Final Order Date”), the maximum amount available to be drawn under the New Money Subfacility shall be $235,139,598.62 plus an additional amount not to exceed $31.0 million in the form of Letters of Credit to backstop specified surety bonds, subject to compliance with terms, conditions and covenants to be described in the Loan Documents. All Loans made available during such interim period will be due and payable on the date that is forty (40) days after the Petition Date unless the Final Order approving the Facility shall have been entered by the Bankruptcy Court on or before such date unless such date is extended with the consent of the Administrative Agent and the Majority Lenders.
Upon the Bankruptcy Court’s entry of the Final Order, and satisfaction of any other conditions precedent, the full remaining amount of the Loan commitments (including the ability to request the issuance of additional Letters of Credit) shall be available to the Borrower.

Subject to availability, amounts prepaid under the New Money Subfacility may be reborrowed.
Letters of Credit:
The New Money Subfacility shall include a sublimit of not more than $35.0 million for the issuance of letters of credit (the “Letters of Credit”) (which shall be in addition to the Existing Letters of Credit deemed reissued under the New Money Subfacility on the Closing Date and which amount shall be increased by the face amount of any Existing Letters of Credit that are terminated or expire after the Closing Date to the extent undrawn). Such Letters of Credit may be used as described under the heading “Purpose”.

Purpose:
The proceeds of the Loans under the Facility will be used by the Borrower in accordance with the Budget: (a) to provide for working capital and capital expenditures during the pendency of the Chapter 11 Cases as and to the extent set forth in the Interim Order and/or the Final Order, as applicable, (b) for fees and expenses related to the Facility and the Chapter 11 Cases and (c) to fund adequate protection payments pursuant to the DIP Order (and subject to any collateral agency agreement or intercreditor agreement applicable to the Existing Credit Agreement). Notwithstanding anything to the contrary, no portion of the Loans or the collateral (including any cash collateral) shall be used: (i) to challenge the validity, perfection, priority, extent or enforceability of the obligations under the Facility or the facility under the Existing Credit Agreement, (ii) to investigate or assert any other claims or causes of action against the Administrative Agent, the Lead Arranger, any other agent or any Lender, or any agent or any lender under the Existing Credit Agreement, except as agreed by the Administrative Agent and provided in the Interim Order and the Final Order with respect to any investigation regarding the facility under the Existing Credit Agreement or (iii) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Administrative Agent or the collateral agent or the Lenders or the lenders or administrative agent with respect to the Existing Credit Agreement.

Security and Priority:
Subject to the Carve Out (as defined below) and/or as otherwise agreed to in the Loan Documents, (a) all obligations of the Credit Parties under the Facility and any post-petition hedge agreements with Lenders or affiliates thereof will be entitled to joint and several superpriority administrative expense claim status pursuant to Section 364(c)(1) of the Bankruptcy Code senior to all other superpriority and administrative claims, (b) all obligations of the Credit Parties under the Facility and any post-petition hedge agreements with Lenders or affiliates thereof will be secured pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code by a perfected security interest on all assets of the Credit Parties (the “Collateral”), including but not limited to all cash, which liens shall be (i) first priority liens, senior to all other liens (including any adequate protection liens) on the unencumbered assets of the Credit Parties, (ii) immediately junior to any perfected, valid liens existing as of the Petition Date that were senior to the liens securing the Existing Credit Agreement as of the Petition Date and (iii) first priority, priming liens on the Collateral (as defined in the Existing Credit Agreement), and (c) the rights of the Lenders, the Lead Arranger, the Administrative Agent shall not be subject to any rights, claims, charges or liens arising under section 506(c) or section 551 of the Bankruptcy Code. For the avoidance of doubt, the Collateral and the collateral securing the Junior DIP Facility shall be identical.
The “Carve Out” shall be (a) fees owing to the United States Trustee incurred in connection with the Chapter 11 Cases, in an unlimited amount, (b) professional fees, expenses, and disbursements incurred by professional persons employed by the Credit Parties or any statutory committee in the Credit Parties’ Chapter 11 Cases (including any fees and expenses of the members of any such statutory committee) (“Professional Fees and Expenses”) incurred on and after the Petition Date and before the occurrence of a Carve Out Trigger Date (as defined below), in an unlimited amount, and (c) Professional Fees and Expenses incurred after the occurrence of a Carve Out Trigger Date, in an amount not to exceed $7.0 million (the “Post-Trigger Date Carve Out”). Payment of Professional Fees and Expenses pursuant to the Carve Out is subject to entry of a customary order of the Bankruptcy Court, allowing for the interim payment of such amounts, and subject further to Bankruptcy Court approval of any such Professional Fees and Expenses; provided that the Carve Out shall not be available to pay Professional Fees and Expenses incurred by any party, including the Credit Parties or any committee or any professionals engaged thereby, in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any of the Administrative Agent, the Lenders or other Secured Parties, subject to $75,000 being available for a committee to investigate the validity and enforceability of the obligations under and liens securing the Existing Credit Agreement.
A “Carve Out Trigger Date” means the first business day after the Administrative Agent provides a written notice to the Borrower and its counsel that an event of default under the Facility (an “Event of Default”) (or an event which with the giving of notice would constitute an Event of Default) has occurred and that the Post-Trigger Date Carve-Out has been invoked.
Upon the occurrence of the Carve Out Trigger Date, the Borrower shall deposit into an interest-bearing escrow account at a financial institution acceptable to the Administrative Agent (the “Carve Out Account”) an amount equal to the sum of (i) all fees and expenses required to be paid pursuant to clause (a) in the definition of Carve Out above, (ii) all billed and unpaid Professional Fees and Expenses (including outstanding holdbacks) incurred on or after the Petition Date and prior to the Carve Out Trigger Date, (iii) all unbilled Professionals Fees and Expenses incurred on or after the Petition Date and prior to the Carve Out Trigger Date, and (iv) $7.0 million. The failure of the Carve Out Account to satisfy in full the amount set forth in the Carve Out shall not affect the priority of the Carve Out.
The Administrative Agent and the Lenders shall retain automatically perfected and continuing first priority security interests in any residual interest in the Carve Out Account available following satisfaction in full of all obligations benefiting from the Carve Out (the “Residual Carve Out Amount”). Promptly (but in no event later than 5 business days) following the satisfaction in full of all obligations benefiting from the Carve Out, the Borrower shall deliver the Residual Carve Out Amount, if any, to the Administrative Agent.

The Junior DIP Facility and the liens securing the Junior DIP Facility shall be subordinated on terms satisfactory to the Administrative Agent as set forth in the Interim Order and Final Order.
All the above-described pledges and security interests shall be created on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and the Interim Order and the Final Order.

III.Certain Payment Provisions
Fees and Interest Rates:	As set forth in Annex I.
Maturity:
“Maturity Date” means the earliest of (i) the date that is six (6) months following the Petition Date, (ii) the sale of all or substantially all of the Credit Parties’ assets, (iii) the effective date of a plan of reorganization filed in the Chapter 11 Cases, (iv) the termination of the Commitments and (v) the date that is forty (40) days after the Petition Date if the Final Order has not been entered by the Bankruptcy Court by such date.
Any confirmation order entered in the Chapter 11 Cases shall not discharge or otherwise affect in any way any of the obligations of the Credit Parties to the Lenders under the Facility and the related Loan Documents, other than after the payment in full in cash to the Lenders of all obligations under the Facility (and the cash collateralization of all outstanding letters of credit in amount and subject to documentation satisfactory to the LC Issuer) and the related Loan Documents on or before the effective date of a plan of reorganization and termination of the Commitments.

Mandatory Prepayments:
The Borrower shall prepay the Loans with:
(a) Subject to clause (c) below, 100% of the net cash proceeds from any asset sale or hedge agreement unwinds by any Credit Party, and if any excess remains after prepaying all outstanding loans under the Facility as a result of Letter of Credit exposure, an amount equal to such remaining excess to be held as cash collateral; provided that no mandatory prepayment shall be required with respect to (i) sales of inventory and current assets in the ordinary course of business, (ii) leases (other than on oil and gas properties), subleases, licenses sublicenses of real, personal or intellectual property in the ordinary course of business, (iii) dispositions of property or assets to the Borrower or its subsidiaries to the extent permitted under the Credit Agreement, (iii) sales or dispositions of obsolete, used, worn-out or surplus assets (including equipment) and (iv) other customary exceptions to be mutually agreed;
(b) 100% of the net cash proceeds from (i) issuances or incurrences of debt for borrowed money or (ii) issuances of equity by any Credit Party, and if any excess remains after prepaying all outstanding loans under the Facility as a result of Letter of Credit exposure, an amount equal to such remaining excess to be held as cash collateral; and
(c) (i) 50% of the first $20.0 million of aggregate net cash proceeds and (ii) 100% of the net cash proceeds in excess thereof, in each case, from dispositions of non-core assets that are identified by the Borrower and agreed to by the Administrative Agent and Junior DIP Facility Lenders holding at least a majority in aggregate principal amount of loans under the Junior DIP Facility prior to the Closing Date, and if any excess remains after prepaying all outstanding loans under the Facility as a result of Letter of Credit exposure, an amount equal to such remaining excess to be held as cash collateral.
Mandatory prepayments made by the Borrower (except with respect to clause (c)(i) above) shall result in a permanent reduction of the commitments under the Facility.

Voluntary Prepayments
Loans under the Facility may be prepaid at any time on three (3) business day’s prior notice for eurodollar borrowings and with same day notice for ABR borrowings, in writing, without premium or penalty, in minimum amounts to be agreed upon, all consistent with the Existing Credit Agreement.

Optional Commitment Reductions:
Subject to certain customary limitations to be set forth in the Loan Documents, the aggregate commitments may be reduced by the Borrower in an amount equal to an integral multiple of $100,000 and not less than $500,000 or terminated in whole.

IV.Certain Conditions
Conditions Precedent:
The closing of the Facility shall occur no later than July 20, 2020 and shall be subject to the satisfaction of the following conditions precedent and the conditions set forth under the heading “Conditions Precedent to Each Loan and Letter of Credit” below (such date of satisfaction, the “Closing Date”):

●    Each of the Loan Documents and other documentation relating to the Facility shall be in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Lenders.
●    The Chapter 11 Cases shall have been commenced. The motion to approve the Interim Order and the Final Order, and all “first day orders” entered at the time of commencement of the Chapter 11 Cases shall be reasonably satisfactory in form and substance to the Administrative Agent.
●    The Administrative Agent shall have received a signed copy of an order of the Bankruptcy Court in substantially the form set forth as an exhibit to the Loan Documents, which shall be satisfactory in form and substance to the Administrative Agent (the “Interim Order”) and confirmation that the Interim Order has been entered on the docket, authorizing and approving, inter alia, the making of the Loans, in the amount specified herein (the “Interim Order Amount”), the issuance of the Letters of Credit (including the deemed issuance under the New Money Subfacility of all outstanding letters of credit under the Existing Credit Agreement), the granting of the superpriority claims and liens and other liens referred to above under the heading “Security and Priority” and the payment of fees to the Lead Arranger and the Lenders, the Borrower’s entry into and performance under the Commitment Letter, the Facility and the Junior DIP Facility (as defined below), the refinancing and/or replacing of $82,871,057.00 of obligations under the Existing Credit Agreement (the “Prepetition Obligations”) with Loans under the Rollup Loan Subfacility, and the repayment of $650.0 million of Prepetition Obligations with the proceeds of loans made under the Junior DIP Facility, which Interim Order shall not have been vacated, reversed, modified, amended or stayed. The Interim Order shall contain provisions authorizing the adequate protection payments as provided by the Facility and granting customary adequate protection claims and liens with respect to any existing creditor junior to the claims and liens granted in connection with the Facility to the extent permitted and authorized by any existing intercreditor agreements. The Interim Order shall have been entered no later than five (5) days after the Petition Date.
●    All fees required to be paid to the Lead Arranger, the Administrative Agent and the Lenders on or before the Closing Date shall have been paid. All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of outside counsel) required to be paid to the Administrative Agent and the Lenders on or before the Closing Date shall have been paid.
●    The Administrative Agent and Majority Lenders shall have received and be reasonably satisfied with the initial Budget for the 13-week period following the Closing Date.
●    The Administrative Agent and Majority Lenders shall have received and be reasonably satisfied with (a) the business plan of Borrower and (b) the DIP budget.
●    The Administrative Agent shall be satisfied in its reasonable judgment that, except as authorized by the Interim Order, there shall not occur as a result of, and after giving effect to, the initial extension of credit under the Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s, the Guarantors’ or their respective subsidiaries’ debt instruments and other material agreements which, (i) in the case of the Borrower’s or any Guarantor’s debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or (ii) in the case of any other restricted subsidiary, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change (as defined below).
●    The Administrative Agent shall have received customary certificates (including organizational documents, evidence of corporate authorization and specimen signatures) and customary opinions of counsel to the Borrower and the Guarantors, addressing such matters as the Lenders shall reasonably request, including, without limitation, the enforceability of all Loan Documents and other customary matters.
●    The absence of a material adverse change, or any event or occurrence (other than (A) the commencement of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of a chapter 11 case, (B) any actions taken by the Debtors and disclosed to the Administrative Agent and Majority Lenders in respect of or relating to Elk Hills Power, LLC, the assets, business or capital structure thereof or any investment in Elk Hills Power, LLC by ECR Corporate Holdings L.P. prior to the Closing Date and (C) with respect to clause (i) below, any circumstances or conditions disclosed to the Administrative Agent and the Lenders prior to the Closing Date resulting from or arising out of the COVID-19 pandemic, the absolute levels of commodity prices or commodity price volatility, in each case occurring prior to the Closing Date) which would reasonably be expected to result in a material adverse change in (i) the business, assets, operations, properties or financial condition of the Borrower or the Guarantors, taken as a whole, since

February 26, 2020, (ii) the ability of the Borrower or the Guarantors to perform their respective material obligations under the Loan Documents or (iii) the ability of the Administrative Agent and the Lenders to enforce the Loan Documents (any of the foregoing being a “Material Adverse Change”).
●    There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Credit Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of a chapter 11 case) that is not stayed and would reasonably be expected to result in a Material Adverse Change.
●    All necessary governmental and third party consents and approvals necessary in connection with the Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any materially adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and no material applicable law or regulation shall prevent the Credit Parties’ performance of their obligations under the Facility or the transactions contemplated thereby.
●    The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Credit Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership.
●    The Administrative Agent for the benefit of the Lenders shall have a valid and perfected security interest in the Collateral of the Credit Parties pursuant to the Interim Order.
●    The representations and warranties of the Credit Parties shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “Material Adverse Change” or otherwise as to “materiality”, in all respects) as of the Closing Date (or as of such earlier date if the representation or warranty specifically relates to an earlier date).
●    The Administrative Agent shall have received the most recent reserve report required to be delivered under the Existing Credit Agreement.
●    The Existing Credit Agreement shall have been, or substantially contemporaneously shall be, amended to permit the RBL Rollup of Lenders as set forth herein.
●    The Borrower shall have entered into a junior priority debtor-in-possession term loan agreement (the “Junior DIP Facility”) with an ad hoc group of creditors under the First Out Substitute Credit Facility Agreement and the First Lien Second Out Junior Indebtedness (the “Junior DIP Lenders”), the proceeds of which shall be used to repay $650.0 million of Prepetition Obligations.
●    Each of the loan documents and other documentation relating to the Junior DIP Facility shall be in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Majority Lenders.

Conditions Precedent to Each Loan and Letter of Credit:
On the funding date of each Loan (and on the date of issuance, renewal or extension of any Letter of Credit) (i) after giving effect to the funding of such Loan (or the issuance, renewal or extension of such Letter of Credit), there shall exist no default or Event of Default, (ii) the representations and warranties of the Borrower and each Guarantor therein shall be true and correct in all material respects (other than any such representation and warranty that by its terms refers to a specified earlier date, in which case, on and as of the date of such Loan or extension of Letter of Credit, such representation and warranty shall continue to be true and correct in all material respects as of such specified earlier date), (iii) the making of such Loan (or the issuance, renewal or extension of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, (iv) no later than forty (40) days after the Petition Date, the Bankruptcy Court shall have entered a final order in substantially the form of the Interim Order with such changes as the Administrative Agent reasonably approves (the “Final Order” and, together with the Interim Order, the “Orders”), (v) the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Majority Lenders and (vi) the Borrower shall be in pro forma compliance with the financial covenants as certified by an officer of the Borrower.

V.Certain Documentation Matters
Loan Documents:
The Facility shall be negotiated in good faith and evidenced by definitive loan documentation (the “Loan Documents”), which Loan Documents shall be based on and give due regard to the Existing Credit Agreement and related loan documents and including adjustments to reflect (i) removal of the investment grade period and ratings-related provisions contained therein, (ii) market updates, terms and customary restrictions and provisions for debtor-in-possession facilities, (iii) provisions that give effect to, permit, and/or accommodate the Milestones, (iv) the Administrative Agent’s required agency and other form provisions (including with respect to a replacement of the LIBOR rate) and (v) as set forth in this Term Sheet and as otherwise mutually agreed by the parties (collectively, the “Documentation Considerations”).

Representations and Warranties:	Usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market.
Affirmative Covenants:
Usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market, including:
●    On or before the date that is eight weeks after the Petition Date, entry into minimum hedging with Lenders or their affiliates with notional volumes representing at least 25% of the reasonably anticipated crude oil production from proved developed producing reserves of the Credit Parties on a monthly basis for the 12 months commencing on the Final Order Date, with pricing consistent with market terms; and
●    On three month intervals, beginning on August 31, 2020 based on an effective date of July 1, 2020, delivery of internally-prepared reserve reports; provided that the Debtors shall have an additional thirty (30) days to deliver the first reserve report required to be delivered in each calendar year.

Financial Covenants:
(a) (i) As of each Thursday, the 4-week Rolling Average Liquidity shall not be less than $50.0 million. The “4-week Rolling Average Liquidity” shall mean, as of each Thursday, the average of the Minimum Liquidity as of the close of business of each of the immediately preceding four (4) Fridays.
(ii)The Borrower and its restricted subsidiaries shall have a Minimum Liquidity of not less than $35.0 million as of the close of business of each day.
(b) Tested once every four weeks, compliance with (i) cumulative Total Operating Disbursements set forth in the Budget then in effect (excluding Professional Fees and Expenses and fees and expenses of the Administrative Agent and Lenders), subject to permitted variance of 10% and (ii) (1) Operating AP Payments, (2) Payroll/Payroll Taxes (which, for the avoidance of doubt and consistent with the Budget, shall include amounts associated with the Borrower’s Key Employee Incentive Plan and Key Employee Retention Plan) and (3) Elk Hills Power Capacity/Reimbursement line items, subject in each case to a permitted variance of 15%.

Negative Covenants:
Substantially similar to the Existing Credit Agreement with such modifications as are usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market and to include, without limitation, restrictions on (subject to baskets, thresholds and exceptions to be agreed):
●    Indebtedness;
●    Liens;
●    Fundamental Changes;
●    Sale of Assets;
●    Investments (including a prohibition on new joint ventures);
●    Restricted Payments;
●    Debt Payments and Amendments (including amendments to the Elk Hills Power Agreements[1];
●    Negative Pledge Agreements;
●    Subsidiary Distributions;
●    No New Subsidiaries;
●    Hedge Agreements (including requirement that all hedging arrangements are with Lender counterparties);
●    Transactions with Affiliates;
●    Change in Business;
●    Use of Proceeds; and
●    Additional Customary Bankruptcy Matters.

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[1]
“Elk Hills Power Agreements” means , collectively, (a) the Contribution and Unit Purchase Agreement, dated as of February 7, 2018, by and among Elk Hills Power, LLC, California Resources Elk Hills, LLC, ECR Corporate Holdings L.P. and, solely for the purposes of Section 7.14 thereof, California Resources Corporation; (b) the Second Amended and Restated Limited Liability Company Agreement of Elk Hills Power, LLC, dated as of February 7, 2018, by and between California Resources Elk Hills, LLC and ECR Corporate Holdings L.P.; (c) the Commercial Agreement, dated as of February 7, 2018, by and between Elk Hills Power, LLC and California Resources Elk Hills, LLC; (d) the Master Services Agreement, dated as of February 7, 2018, by and between Elk Hills Power, LLC and California Resources Elk Hills, LLC; and (e) any other agreements entered into in connection with the transactions contemplated by the foregoing agreements, in each case, as in effect on the Closing Date.)

Events of Default:
Substantially similar to the Existing Credit Agreement with such modifications as are usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market and to include, without limitation (subject to baskets, thresholds, exceptions and grace periods to be agreed):
●    Failure to pay any required principal, interest, fees or other amounts when due;
●    Failure to comply with any covenant or condition of the Loan Documents;
●    Any representation or warranty shall have been incorrect in any material respect when made;
●    Cross-default and cross-acceleration to other material indebtedness, including the Junior DIP Facility;
●    Unsatisfied material judgment;
●    Change of control (other than a change of control triggered in connection with a plan or sale approved by the Administrative Agent and the Majority Lenders);
●    The Restructuring Support Agreement[2] shall be amended to increase, or permit an increase in, the amount of cash distributions or the value of any other distributions payable to ECR Corporate Holdings L.P. or any other funds, investment vehicles and/or accounts managed or advised by Ares Management LLC beyond what is provided for in the Restructuring Support Agreement as in effect on the Closing Date;
●    Actual or asserted (in writing) invalidity of any Loan Document, guarantee, security document or intercreditor or subordination provisions or non-perfection of any security interest; and
●    The occurrence of certain events related to Elk Hills Power, LLC (including (i) the loss of ability to utilize the gas processing and other services or the ability to purchase power or other commodities, or a change in the date and amount fixed for class C distributions pursuant to the Elk Hills Power Agreements (without giving effect to the exercise of rights under any ipso facto provision) or change in composition of the board of Elk Hills Power, LLC, in each case, as provided under the Elk Hills Power Agreements and/or (ii) the termination or rejection of the Elk Hills Power Agreements without the consent of the Majority Lenders).

In addition:
(a)    The entry of an order dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;
(b)    the entry of an order appointing a chapter 11 trustee in the Chapter 11 Cases;

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[2]
“Restructuring Support Agreement” means that certain Restructuring Support Agreement to be entered into on or around July 15, 2020 by the Credit Parties, the Junior DIP Lenders and ECR Corporate Holdings L.P. and the other funds, investment vehicles and/or accounts managed or advised by Ares Management LLC party thereto from time to time.

(c)    the entry of an order in the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code);
(d)    the filing of any pleading by any Credit Party seeking, or otherwise consenting to, any of the matters set forth in clauses (a) through (c) above, or a Credit Party shall support or fail to promptly oppose any other party’s application for entry of such order;
(e)    the entry of the Final Order shall not have occurred within forty (40) days after the Petition Date, or there shall be a breach by any Credit Party of any material provisions of the Interim Order (prior to entry of the Final Order) or the Final Order, or the Interim Order (prior to entry of the Final Order) or Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment in any respect, without the prior written consent of the Administrative Agent and Majority Lenders;
(f)    the entry of an order in the Chapter 11 Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the Collateral or that becomes a final non-appealable order, or the commencement of other actions that is materially adverse to the Administrative Agent, the Lead Arranger, the Lenders or their respective rights and remedies under the Facility in any of the Chapter 11 Cases or inconsistent with the Loan Documents;
(g)    the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against assets with an aggregate value in excess of a threshold to be agreed;
(h)    the entry of any post-petition judgment against any Credit Party in excess of a threshold to be agreed;
(i)    the payment of any prepetition claims (other than as permitted by the Interim Order, the Final Order or pursuant to an order entered in the Chapter 11 Cases that is supported by the Administrative Agent);
(j)    any lien securing or superpriority claim in respect of the obligations under the Facility shall cease to be valid, perfected (if applicable) and enforceable in all respects or to have the priority granted under the Interim Order and the Final Order, as applicable;
(k)    the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than in respect of the Facility or as otherwise permitted under the Loan Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the Facility, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve Out) or (ii) any lien on the Collateral having a priority senior to or pari passu with the liens and security interests granted herein, except as expressly provided in the Credit Agreements or in the Interim Order or the Final Order (but only in the event specifically consented to by the Administrative Agent), whichever is in effect;
(l)    the Borrower or any Credit Party, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent, the Lead Arranger or any of the Lenders relating to the Facility, the Orders or the Existing Credit Agreement;
(m)    failure to satisfy any of the Milestones (as defined below) in accordance with the terms relating to such Milestone;
(n)    after the entry thereof by the Bankruptcy Court, the confirmation order shall cease to be in full force and effect, or any Credit Party shall fail to satisfy in full all obligations under the Facility or fail to comply in any material respect with the confirmation order, or the confirmation order shall have been revoked, remanded, vacated, reversed, rescinded or, without the reasonable consent of the Administrative Agent modified or amended;
(o)    except as otherwise consented to by the Majority Lenders, the Borrower or any restricted subsidiary shall have sold or otherwise disposed or all or a material portion of the Collateral pursuant to Section 364 of the Bankruptcy Code other than as permitted pursuant to a plan of reorganization or bid procedures in form and substance satisfactory to the Administrative Agent and the Majority Lenders that contemplate payment in full of the Facility upon consummation of such sale or other disposition;
(p)    any Credit Party shall (i) contest or support a challenge to the validity or enforceability of any Loan Document or any credit document in respect of the Existing Credit Agreement or deny that it has any further liability thereunder or (ii) contest or support a challenge to the validity or perfection of the liens and security interests securing the Loans or the loans under the Existing Credit Agreement;
(q)    any termination or modification of the exclusivity periods (other than any extension) set forth in Section 1121 of the Bankruptcy Code;
(r)    any payment of or grant of adequate protection with respect to any prepetition indebtedness without the consent of the Administrative Agent and the Majority Lenders and approval of the Bankruptcy Court;
(s)    an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Loans; or

(t)    unless otherwise approved by the Administrative Agent and the Majority Lenders, an order of the Bankruptcy Court shall be entered providing for a change in venue with respect to the Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days.

Voting:	Customary for facilities of these types, including Majority Lender vote for any extension of the Milestones. Customary voting rights for hedge counterparties.
Chapter 11 Case Milestones:	To be consistent with the milestones set forth in the Restructuring Support Agreement (the “Milestones”).
Credit Bidding and Purchase Option:
The Secured Parties will have credit bid rights following the occurrence of an Event of Default, and the Junior DIP Lenders shall have the option to purchase all, but not less than all, of the rights and obligations of the Secured Parties (including interst and fees owing to the Secured Parties) under the Facility at par at any time.

Assignments and Participations:
Substantially similar to the Existing Credit Agreement with such modifications as are usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market (subject to Documentation Considerations); provided that the consent of the Borrower shall not be required with respect to any assignments or participations.

Yield Protection
Substantially similar to the Existing Credit Agreement with such modifications as are usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market (subject to Documentation Considerations).

Defaulting Lenders:
Substantially similar to the Existing Credit Agreement with such modifications as are usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market (subject to Documentation Considerations).

Expenses and Indemnification:
Substantially similar to the Existing Credit Agreement with such modifications as are usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market (subject to Documentation Considerations), but reasonable legal fees and expenses of Lenders to be reimbursed in connection with enforcement.

Confidentiality:
Substantially similar to the Existing Credit Agreement with such modifications as are usual and customary for debtor-in-possession facilities of this type for exploration and production companies in the current market (subject to Documentation Considerations).

Governing Law:
The Loan Documents and the Facility shall be governed by the laws of the State of New York (except with respect to any mortgages or deeds of trust, where in each case the governing law shall be the law of the State where the properties subject to the applicable mortgage or deed of trust are located) and, to the extent applicable, the Bankruptcy Code.

Jurisdiction:	The Facility will provide that the Credit Parties will submit to the exclusive jurisdiction and venue of the Bankruptcy Court or, in the event that the Bankruptcy

Court does not exercise jurisdiction, in any state or federal court of competent jurisdiction in the state, county, and city of New York, borough of Manhattan; and shall waive any right to trial by jury.

Counsel to the Lead Arranger and the Administrative Agent:	Simpson Thacher & Bartlett LLP.

Annex I
Interest and Certain Fees

APPLICABLE MARGIN:	The applicable margin will be 4.50% per annum for LIBOR Loans and 3.50% per annum for base rate Loans (including a 1.00% LIBOR floor).
COMMITMENT FEES:	Commitment fees are payable quarterly in arrears on the daily unused amount of the Facility in an amount equal to 0.50%.
LETTER OF CREDIT FEES:
Letter of Credit fees are due quarterly in arrears to be shared proportionately by the Lenders. Letter of Credit fees will be equal to the applicable margin for LIBOR tranches of New Money Loans on a per annum basis. In addition, a fronting fee in an amount equal to 0.125% per annum will be paid to LC Issuer for its own account. Letter of Credit fees will be calculated on the aggregate stated amount of each Letter of Credit for the stated duration thereof.

Customary administrative fees in connection with the issuance of, drawings under, and amendment and negotiation of letters of credit will be payable to LC Issuer.
UPFRONT FEE:	An upfront fee equal to 1.00% on each Lender’s allocated share of the New Money Commitments in effect as of the Closing Date.
AGENCY/ARRANGER FEES:	Agency and Arranger Fees to be agreed separately by the Borrower, Administrative Agent and Lead Arranger.
DEFAULT RATE:
If an Event of Default is continuing, all outstanding amounts under the Facility shall bear interest at a default rate equal to the applicable interest rate plus 2.00% (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Loans maintained as base rate Loans from time to time).